Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 27, 2020,  NeuroBo Pharmaceuticals, Inc. (“the Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)—our common stock, par value $0.001 per share (“Common Stock”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock“).

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors (“Board”) in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of our liquidation, the holders of our Common Stock will be entitled to share ratably in any distribution of our assets after payment of all debts and other liabilities and the preferences payable to holders of shares of Preferred Stock then outstanding, if any.

Applicable Anti-Takeover Provisions

Set forth below is a summary of the provisions of the Certificate of Incorporation and the Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary and it is qualified by refence to the Certificate of Incorporation, the Bylaws and relevant provisions of the Delaware General Corporation Law (“DGCL”).

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation such as us from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Charter Documents

Our Certificate of Incorporation and Bylaws provide that our Board be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us since the classification of the board of directors generally increases the difficulty of replacing a majority of directors. In addition, our Certificate of Incorporation and Bylaws:

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provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon at a stockholder meeting;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors; and

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provide that special meetings of our stockholders may be called only by the chairman of the Board, the chief executive officer or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote is required to amend a corporation's bylaws, unless a corporation's certificate of incorporation requires a greater percentage or also confers the power upon the corporation's directors. Our Bylaws may be amended or repealed by:

•	the affirmative vote of a majority of our directors then in office; or

•	the affirmative vote of the holders of at least 66-2/3% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors.

The foregoing provisions of the Certificate of Incorporation may only be amended or repealed by the affirmative vote of a majority of directors and the affirmative vote of the holders of at least 66-2/3% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors.

These and other provisions contained in the Certificate of Incorporation or Bylaws could delay or discourage some types of transactions involving an actual or potential change in control or change in management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Exclusive Forum Provision

In accordance with an exclusive forum provision set forth in the Bylaws, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.  The exclusive forum provision does not apply to actions brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive jurisdiction.

Listing

The Common Stock is traded on NASDAQ Capital Market under the trading symbol “NRBO“.

Transfer Agent

The Company’s transfer agent is Computershare Trust Company, N.A.